UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. )
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Ameresco, Inc.
(Name of Registrant as Specified In Its Charter)

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NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 26, 2011
To Our Stockholders:
The 2011 annual meeting of stockholders of Ameresco, Inc., a Delaware corporation, will be held at the offices of WilmerHale, 60 State Street, Boston, Massachusetts 02109, on May 26, 2011, at 10:00 a.m., local time, for the following purposes:
1.    To elect the three nominees identified in the attached proxy statement as members of our board of directors to serve as class I directors for a term of three years.
2.    To ratify the appointment of McGladrey & Pullen, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.
3.    To consider an advisory vote on executive compensation.
4.    To consider an advisory vote on the frequency of the advisory vote on executive compensation.
5.    To transact other business, if any, that may properly come before the annual meeting and any adjournment thereof.
Only stockholders of record at the close of business on April 20, 2011 will be entitled to vote at the annual meeting and at any adjournments thereof. Our stock transfer books will remain open for the purchase and sale of our Common Stock.
Included with this notice and the attached proxy statement is a copy of our annual report to stockholders for the year ended December 31, 2010, which contains our audited consolidated financial statements and other information of interest to our stockholders.
If your shares are held in “street name” - that is, held for your account by a bank, broker or other intermediary - you should obtain instructions from the bank, broker or other intermediary that you must follow for your shares to be voted. Further, if your shares are held in “street name,” you must bring an account statement or letter from the bank, broker or other intermediary showing that you were the beneficial owner of the shares on April 20, 2011 in order to be admitted to the meeting.
Your vote is important. Whether or not you plan to attend the annual meeting in person, please promptly complete, date and sign the enclosed proxy card and return it in the accompanying envelope. If you mail the proxy card in the United States, postage is prepaid. If you attend the annual meeting and vote in person, your proxy will not be used.
By Order of the Board of Directors,
David J. Corrsin
Secretary
May 2, 2011

AMERESCO, INC.
111 Speen Street, Suite 410
Framingham, Massachusetts 01701
PROXY STATEMENT FOR 2011 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 26, 2011
GENERAL INFORMATION ABOUT THE MEETING AND VOTING
This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Ameresco, Inc. for use at the 2011 annual meeting of stockholders (Annual Meeting) to be held at the offices of WilmerHale, 60 State Street, Boston, Massachusetts 02109, on May 26, 2011, at 10:00 a.m., local time, and at any adjournments of the annual meeting.
We are mailing this proxy statement, along with our annual report to stockholders for the fiscal year ended December 31, 2010, to our stockholders on or about May 2, 2011. Our annual report to stockholders includes a copy of our annual report on Form 10-K for the fiscal year ended December 31, 2010, as filed with the Securities and Exchange Commission (SEC), except for certain exhibits.
Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to Be Held on May 26, 2010
The proxy statement and annual report to stockholders are available for viewing, printing and downloading at https://materials.proxyvote.com/02361E
Record Date, Voting Rights and Outstanding Shares
Our board of directors has fixed April 20, 2011 as the record date for determining the holders of our capital stock who are entitled to vote at the annual meeting.
We have two classes of Common Stock issued and outstanding: Class A Common Stock, $.0001 par value per share, and Class B Common Stock, $.0001 par value per share. We refer to our Class A Common Stock and our Class B Common Stock collectively as our Common Stock.
With respect to the matters submitted for vote at the Annual Meeting, each share of Class A Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to five votes.
Our Class A Common Stock and Class B Common Stock will vote as a single class on the matters submitted at the Annual Meeting. On April 20, 2011, there were outstanding and entitled to vote 24,008,886 shares of Class A Common Stock and 18,000,000 shares of Class B Common Stock.
Quorum
In order for business to be conducted at the Annual Meeting, a quorum must be present, in person or by proxy, at the meeting. A quorum consists of the holders of a majority of the voting power represented by the Common Stock issued and outstanding on April 20, 2011. Proxies submitted by brokers that do not indicate a vote for the proposal because the brokers do not have discretionary voting authority and have not received instructions from the beneficial owners on how to vote on the proposal are called “broker non-votes.” We will count broker non-votes, votes withheld, and abstentions (including shares that abstain or do not vote with respect to one or more matters to be voted upon) as being present at the Annual Meeting in determining whether a quorum exists for the transaction of business at the Annual Meeting. If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

Required Votes
Election of directors (Proposal 1): The three director nominees identified in this proxy statement receiving a plurality, or the highest number, of votes cast at the Annual Meeting, regardless of whether that number represents a majority of the votes cast, will be elected.
Ratification of the appointment of McGladrey & Pullen, LLP (Proposal 2): The affirmative vote of a majority in voting power of the votes cast by the holders of all of the shares present or represented at the Annual Meeting and voting on the proposal is needed to ratify the appointment of McGladrey & Pullen, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.
Advisory Vote on Executive Compensation (Proposal 3): Because this proposal asks for a non-binding, advisory vote, there is no “required vote” that would constitute approval. This proposal will be considered approved if more votes are cast in favor than against.
Advisory Vote on Frequency of Executive Compensation Advisory Vote (Proposal 4): This proposal similarly is a non-binding, advisory vote. The choice that receives a plurality of the votes cast will be considered the stockholders' recommendation, although it will not be binding on our board of directors
Voting; Voting by Proxy
You can vote by attending the Annual Meeting and voting in person or by submitting a proxy card by mail. If you wish to attend the Annual Meeting to personally vote your shares held in “street name,” you will need to obtain a proxy card from the holder of record (i.e., your bank, broker or other intermediary). Also, if your shares are held in “street name,” you must bring an account statement or letter from the brokerage firm or bank showing that you were the beneficial owner of the shares on April 20, 2011 in order to be admitted to the meeting. Stockholders who do not attend the Annual Meeting in person may submit proxy cards by mail. To vote by mail, please sign, date, and complete the enclosed proxy card and return it in the enclosed self-addressed envelope. Proxy cards in the enclosed form, if received in time for voting and not revoked, will be voted at the Annual Meeting according to the instructions on the proxy cards. If no instructions are indicated, the shares represented by the proxy will be voted in favor of each proposal as recommended by our board of directors.
If you hold your shares through a bank, broker or other intermediary, such bank, broker or intermediary will give you separate instructions for voting your shares. If you do not vote such shares they will be considered broker non-votes and the holder of record may still represent your shares at the meeting for purposes of obtaining a quorum. In the absence of your voting instructions, however, your bank, broker or other intermediary will only be able to vote your shares for purposes of Proposal 2. Your bank, broker or other intermediary will not be able to vote your shares in its discretion in the election of directors, the advisory vote on executive compensation or the advisory vote on the frequency of future executive compensation advisory votes (Proposals 1, 3 and 4).
Abstentions
We will not count shares that abstain from voting on a particular matter or shares represented by broker non-votes as votes cast on that matter. Accordingly, abstentions and broker non-votes will have no effect on the outcome of voting on matters to be voted on at the Annual Meeting that require the affirmative vote of a certain percentage or a plurality of the votes cast on a matter.
Discretionary Voting by Proxies on Other Matters
We do not know of any other proposals that may be presented at the Annual Meeting. If another matter is properly presented for consideration at the meeting, the persons named in the accompanying proxy card will exercise their discretion in voting on the matter.

Revocability of Proxies
Any stockholder giving a proxy has the power to revoke it at any time before it is exercised. You may revoke the proxy by filing an instrument of revocation or a duly executed proxy bearing a later date with our Secretary at our principal executive offices, 111 Speen Street, Suite 410, Framingham, Massachusetts 01701. You may also revoke your proxy by voting in person at the Annual Meeting. If you do not revoke your proxy, we will vote the proxy at the Annual Meeting in accordance with the instructions indicated on your proxy card. If you own shares in “street name,” your bank, broker or other intermediary should provide you with appropriate instructions for changing your vote.
Voting Results
We will report the voting results from the Annual Meeting in a Current Report on Form 8-K, which we expect to file with the SEC within four business days after the Annual Meeting.
Expenses of Solicitation
We will bear the costs of soliciting proxies. We will upon request reimburse brokers, custodians and fiduciaries for reasonable out-of-pocket expenses incurred in forwarding proxy solicitation materials to the beneficial owners of stock held in their names. In addition to solicitations by mail, our directors, officers and employees may solicit proxies from stockholders in person or by other means of communication, including telephone, facsimile and e-mail, without additional remuneration.
PROPOSAL 1 - ELECTION OF DIRECTORS
Our board of directors is divided into three classes, with one class being elected each year and members of each class holding office for a three-year term. We have three class I directors, whose terms expire at this Annual Meeting; three class II directors, whose terms expire at our 2012 annual meeting of stockholders; and two class III directors, whose terms expire at our 2013 annual meeting of stockholders. Our board of directors currently consists of eight members.
At this Annual Meeting, our stockholders will have an opportunity to vote for three nominees for class I directors: David J. Anderson, William M. Bulger and Frank V. Wisneski. Messrs. Anderson and Bulger are currently directors of Ameresco; Mr. Wisneski has been nominated to replace Guy W. Nichols, who is retiring from the board of directors effective as of the date of the Annual Meeting. You can find more information about each of the nominees in “Corporate Governance - Our Board of Directors” below.
The persons named in the enclosed proxy card will vote to elect these three nominees as class I directors, unless you withhold authority to vote for the election of one or more nominees by marking the proxy card to that effect. If elected, each of the nominees for class I director will hold office until the 2014 annual meeting of stockholders and until his or her successor is elected and qualified. Each of the nominees has indicated his willingness to serve if elected. However, if any nominee should be unable to serve, the persons named in the proxy card may vote the proxy for a substitute nominee nominated by our board of directors, or our board of directors may reduce the number of directors.
Our board of directors recommends a vote FOR each of the nominees.
* * *
PROPOSAL 2 - RATIFICATION OF THE SELECTION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee of our board of directors has selected McGladrey & Pullen, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011. Although stockholder approval of our audit committee's selection of McGladrey & Pullen, LLP is not required by law, we believe that it is advisable to give stockholders an opportunity to ratify this selection. If our stockholders do not ratify this selection, our audit committee will reconsider the selection. We expect that a representative of McGladrey &

Pullen, LLP, which served as our independent registered public accounting firm for the fiscal year ended December 31, 2010, will be present at the Annual Meeting to respond to appropriate questions and to make a statement if he or she wishes.
Change in Accountant
Effective July 20, 2010, McGladrey & Pullen, LLP (McGladrey) acquired certain assets of Caturano and Company, Inc. (formerly Caturano and Company, P.C.) (Caturano), our independent registered public accounting firm, and substantially all of the officers and employees of Caturano joined McGladrey. On September 8, 2010, Caturano notified us that, as a result of such acquisition, it resigned as our independent registered public accounting firm, effective immediately. On September 10, 2010, the audit committee of our board of directors appointed McGladrey as our independent registered public accounting firm for the fiscal year ended December 31, 2010.
The audit reports of Caturano on our consolidated financial statements for the years ending December 31, 2008 and 2009 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified to the uncertainty, audit scope or accounting principles.
During the fiscal years ended December 31, 2008 and 2009 and through September 8, 2010, there were: (1) no disagreements between us and Caturano on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Caturano would have caused them to make reference thereto in their reports on our financial statements for such years; and (2) no reportable events within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K except that in connection with the audit of our consolidated financial statements for the years ended December 31, 2008 and 2009 Caturano identified deficiencies in internal control over financial reporting that constitute a material weakness. Specifically, the Company did not have personnel with an appropriate level of accounting, financial reporting and tax knowledge, experience or training in the selection, application and implementation of GAAP as it relates to certain complex accounting principles, income taxes and SEC financial reporting requirements.
During the fiscal years ended December 31, 2008 and 2009 and through September 10, 2010, we did not consult with McGladrey on either: (1) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that may be rendered on our financial statements, and McGladrey did not provide either a written report or oral advice to us that McGladrey concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (2) any matter that was either the subject of a disagreement, as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.
See our Form 8-K dated September 8, 2010 and filed with the SEC on September 10, 2010 for a copy of Caturano's letter addressed to the SEC stating whether or not it agrees with our statements above. See Item 9A of our annual report on Form 10-K for the fiscal year ended December 31, 2010 filed with the SEC on March 31, 2011 for an update on deficiencies in internal control over financial reporting that constitute a material weakness.
Audit and Other Fees
The following table shows fees billed for professional services rendered to us by Caturano & Company, Inc. for our fiscal years 2009 and 2010 and by McGladrey & Pullen, LLP for fiscal year 2010:

	2009	2010
Audit fees	$475,000	$1,332,975
Audit-related fees	9,914	—
Tax fees	158,000	488,000
All other fees	—	—
Total	$642,914	$1,820,975
Audit Fees includes the aggregate fees billed or accrued for each of the last two fiscal years for professional services rendered by the independent auditors for the audit of our annual financial statements and review of financial statements included in our Registration Statement on Form S-1 and quarterly reports filed with the SEC or services that are normally provided by the accountant in connection with other statutory and regulatory filings or engagements for those fiscal years. Audit fees in 2010 includes $485,000 for services rendered by McGladrey & Pullen, LLP.
Audit Related Fees includes the aggregate fees billed in each of the last two fiscal years for services by the independent auditors that are reasonably related to the performance of the audits of the financial statements and are not reported above under Audit Fees. Tax fees in 2010 includes $108,000 for services rendered by McGladrey & Pullen, LLP.
Tax Fees includes the aggregate fees billed in each of the last two years for professional services rendered by the independent auditors for tax compliance, tax advice and tax planning.
All Other Fees includes the aggregate fees billed in each of the last two fiscal years for products and services by the independent auditors that are not reported under Audit Fees, Audit Related Fees or Tax Fees.
Policy on Pre-Approval of Audit and Non-Audit Services
Before the accountant is engaged by us to render audit or non-audit services, the engagement is approved by our audit committee. From time to time, our audit committee may pre-approve specified types of services that are expected to be provided to us by our registered public accounting firm during the next 12 months. Any such pre-approval would be detailed as to the particular service or type of services to be provided and also generally would be subject to a maximum dollar amount.
Our audit committee may delegate the authority to approve any audit or non-audit services to be provided to us by our registered public accounting firm to one or more subcommittees (including a subcommittee consisting of a single member). Any approval of services by a subcommittee of our audit committee pursuant to this delegated authority is reported at the next meeting of our audit committee. The chairman of our audit committee has been delegated this authority.
Our board of directors recommends a vote FOR this proposal.
* * *
PROPOSAL 3 - ADVISORY VOTE ON EXECUTIVE COMPENSATION
This proposal, commonly known as “say on pay,” asks stockholders to approve the compensation of our named executive officers as described under “Executive Compensation and Related Information” below in this proxy statement.
Our primary objective with respect to executive compensation is to attract, retain and motivate highly talented individuals who have the skills and experience to successfully execute our business strategy. Our executive compensation program is designed to (1) reward the achievement of our annual and long-term operating and strategic goals; (2) recognize individual contributions; (3) align the interests of our executives with those of our stockholders by rewarding performance that meets or exceeds established goals, with the ultimate objective of increasing stockholder value; and (4) retain and build our executive management team.
Our board of directors is asking stockholders to approve a non-binding advisory vote on the following resolution:
“RESOLVED, that the compensation paid to the Company's named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.”
The vote solicited by this proposal is advisory and its outcome will not be binding on our board of directors nor require our board of directors to take any action. Moreover, the outcome of the vote will not be construed as overruling any decision of our board of directors or creating or implying any additional fiduciary duty of our board of directors. However, our board of directors expects to take into account the outcome of this vote when considering future compensation arrangements for our named executive officers.
Only votes cast at the Annual Meeting will be taken into account. Abstentions and broker non-votes will not count as votes cast with respect to this proposal.
Our board of directors recommends a vote FOR this proposal.
* * *
PROPOSAL 4 - ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTE ON EXECUTIVE COMPENSATION
Our board of directors also seeks the views of stockholders on how often we should ask stockholders to vote on the compensation of the our named executive officers: each year, every two years or every three years. We are required by Section 14A of the Securities Exchange Act of 1934, or the Exchange Act, to include a say on pay vote, like Proposal 3, in proxy statements for our annual meetings at least once every three years, and also to seek periodic advisory votes on how often there should be a say on pay vote.
Our board of directors believes that the say on pay vote should be held once every three years (triennially). This would provide stockholders with an appropriate timeframe to evaluate the Company's overall executive compensation program. As further described under “Executive Compensation and Related Information - Compensation Discussion and Analysis” below in this proxy statement, our primary objective with respect to executive compensation is to attract, retain and motivate highly talented individuals who have the skills and experience to successfully execute our business strategy. Our executive compensation program is designed to (1) reward the achievement of our annual and long-term operating and strategic goals; (2) recognize individual contributions; (3) align the interests of our executives with those of our stockholders by rewarding performance that meets or exceeds established goals, with the ultimate objective of increasing stockholder value; and (4) retain and build our executive management team. Accordingly, certain of our compensation awards are contingent upon successful completion of service periods. For example, stock option awards vest over a five-year period. Further, we are continuing to evaluate the need for revisions to our executive compensation program to ensure our program is competitive with the companies with which we compete for executive talent and is appropriate for a public company, including the extent to which our compensation policies will continue to reward the achievement of long-term operating and strategic goals. Voting every three years, rather than every one or two years, will provide stockholders with the opportunity to conduct thoughtful analyses of our compensation program as it develops and thereafter over a time period in relation to our long-term performance.
A triennial vote will also provide us with sufficient time to evaluate and respond effectively to stockholder input, engage with stockholders to understand and respond to prior voting results and implement any appropriate changes to our program. In addition, a triennial vote will provide time for any implemented changes to take effect and allow stockholders sufficient time to evaluate the effectiveness of our compensation program and any changes made to the program. Furthermore, as discussed below under “Corporate Governance - Communicating with our Board of Directors,” stockholders may provide additional feedback to our board of directors even in years when the say-on-pay vote does not occur.
The vote solicited by this proposal is advisory and its outcome will not be binding on our board of directors nor require our board of directors to take any action. Moreover, the outcome of the vote will not be construed as overruling any decision of our board of directors or creating or implying any additional fiduciary duty of our board of directors or restricting or limiting the ability of our stockholders to make proposals for inclusion in proxy materials related to executive compensation. However, our board of directors expects to take into account the outcome of this vote when considering how frequently to seek a say on pay vote of stockholders in the future.
Only votes cast at the Annual Meeting will be taken into account. Abstentions and broker non-votes will not count as votes cast with respect to this proposal.
Our board of directors recommends a vote in favor of including a say on pay proposal in the proxy statement for our annual meeting triennially.

STOCK OWNERSHIP
The following table sets forth certain information regarding the beneficial ownership of our Class A and Class B Common Stock as of March 31, 2011 (except as noted below) by: each of our directors and nominees; each of our named executive officers; all of our directors and executive officers as a group; and each person, or group of affiliated persons, who is known by us to beneficially own more than five percent of our Class A and Class B Common Stock.
Percentage ownership calculations for beneficial ownership in the table below are based on 23,776,365 shares of Class A Common Stock and 18,000,000 shares of our Class B Common Stock outstanding as of March 31, 2011.
Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of shares to persons who possess sole or shared voting power or investment power with respect to our shares. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares subject to options, warrants or other rights held by such person that are currently exercisable or will become exercisable within 60 days of March 31, 2011 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.
Except as otherwise indicated in the footnotes to the table below, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. The information presented in the table below is not necessarily indicative of beneficial ownership for any other purpose. Beneficial ownership representing less than one percent is denoted with an asterisk (*).

Percentage total voting power represents voting power of beneficially owned shares with respect to all shares of our Class A and Class B Common Stock, together as a single class. Each holder of Class A Common Stock is entitled to one vote per share of Class A Common Stock and each holder of Class B Common Stock is entitled to five votes per share of Class B Common Stock. Voting power of less than one percent is denoted with an asterisk (*).

	Class A Common Stock		Class B Common Stock		% Total Voting Power
Name	Shares	%	Shares	%
Directors, Nominees for Director and Executive Officers
George P. Sakellaris (1)	3,330,000	13.9%	18,000,000	100%	81.9%
William M. Bulger (2)	150,000	*	—	*	*
Douglas I. Foy (3)	10,000	*	—	*	*
Michael E. Jesanis (3)	9,000	*	—	*	*
Guy W. Nichols (4)	155,000	*	—	*	*
Joseph W. Sutton (5)	1,000,000	4.2%	—	*	*
Frank V. Wisneski	8,500	*	—	*	*
Andrew B. Spence (6)	495,000	2.0%	—	*	*
David J. Anderson	600,000	2.5%	—	*	*
Keith A. Derrington (6)	200,000	*	—	*	*
Louis P. Maltezos (6)	335,000	1.4%	—	*	*
Directors and executive officers as a group (16 persons) (7)	8,416,003	32.7%	18,000,000	*	85.0%
Other Five Percent Stockholders
Samuel T. Byrne (8)	1,698,620	7.1%	—	*	1.5%
Arthur P. Sakellaris (9)	1,600,000	6.7%	—	*	1.4%

(1)    Includes: (i) 180,0000 shares of Class A Common Stock issuable upon exercise of options that are exercisable within 60 days of March 31, 2011; and (ii) 12,000,000 shares of Class B Common Stock held by the Ameresco 2010 Annuity Trust, of which Mr. Sakellaris is trustee and the sole beneficiary. His address is c/o Ameresco, Inc., 111 Speen Street, Framingham, Massachusetts 01701.
(2)    Includes 100,000 shares of Class A Common Stock issuable upon the exercise of options that are exercisable within 60 days of March 31, 2011.
(3)    Includes 8,000 shares of Class A Common Stock issuable upon the exercise of options that are exercisable within 60 days of March 31, 2011.
(4)    Includes 150,000 shares of Class A Common Stock issuable upon the exercise of options that are exercisable within 60 days of March 31, 2011.
(5)    Consists of shares of our Class A Common Stock held by Sutton Ventures LP. Mr. Sutton is managing member of Sutton Ventures Group LLC, which is the general partner of Sutton Ventures LP.
(6)    Consists of shares of Class A Common Stock issuable upon the exercise of options that are exercisable within 60 days of March 31, 2011.
(7)    Includes 1,971,377 shares of Class A Common Stock issuable upon the exercise of options that are exercisable within 60 days of March 31, 2011.
(8)    Mr. Byrne's address is c/o CrossHarbor Capital Partners LLC, One Boston Place, Suite 2300, Boston, Massachusetts 02108. Based solely on information as of December 31, 2010 contained in a Schedule 13G filed with the SEC by Mr. Byrne on February 10, 2011.
(8)    Arthur P. Sakellaris's address is c/o Ameresco, Inc., 111 Speen Street, Framingham, Massachusetts 01701.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our Common Stock, or reporting persons, to file reports with the SEC disclosing their ownership of and transactions in our Common Stock and other equity securities. Whenever a reporting person files a report with the SEC, the reporting person is also required to send us a copy. Based solely on our review of reports that we have received from the reporting persons or written representations from such persons, we believe that all of the reporting persons complied with all Section 16(a) filing requirements during 2010, except for a Form 4 reflecting an option exercise due on behalf of William M. Bulger on August 11, 2010 and filed on August 31, 2010.
CORPORATE GOVERNANCE
Our Board of Directors
In accordance with the terms of our restated certificate of incorporation and by-laws, our board of directors is divided into three classes, each of which consists, as nearly as possible, of one-third of the total number of directors constituting our entire board of directors and each of whose members serve for staggered three-year terms. As a result, only one class of our board of directors will be elected each year. The members of the classes are as follows:

•	the class I directors are David J. Anderson, William M. Bulger and Guy W. Nichols, and their term expires at the 2011 Annual Meeting;

•	the class II directors are David J. Corrsin, George P. Sakellaris and Joseph W. Sutton, and their term expires at the annual meeting of stockholders to be held in 2012; and

•	the class III directors are Douglas I. Foy and Michael E. Jesanis, and their term expires at the annual meeting of stockholders to be held in 2013.
Upon the expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires.
Below is information about each nominee for election as a class I director, as well as other members of our board of directors whose terms continue after the Annual Meeting. This information includes each director's age as of March 31, 2011 and length of service as a director of Ameresco, his principal occupation and business experience for at least the past five years and the names of other publicly held companies of which he has served as a director for at least the past five years.
In addition to the information presented below regarding each director's specific experience, qualifications, attributes and skills that led our board of directors to the conclusion that he should serve as a director, we also believe that all of our directors have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to Ameresco.
There are no family relationships among any of our directors, nominees for director and executive officers.
Director Nominees for Terms Expiring in 2014 (Class I Directors)
David J. Anderson, age 50, has served as our executive vice president, business development, as well as a director, since 2000. From 1992 to 2000, Mr. Anderson was a senior vice president at Noresco. We believe that Mr. Anderson is qualified to serve as a director because of his extensive knowledge of our business, gained through more than a decade as an executive officer, and his more than 20 years of experience in the energy services and renewable energy industries. We also believe that Mr. Anderson brings a deep understanding of operations and strategy to our board of directors.

William M. Bulger, age 77, has served as a director since 2001. From 2004 to 2009, Mr. Bulger served as an adjunct professor at Suffolk University and a part-time faculty member of the political science department at Boston College. From 1996 to 2003, Mr. Bulger was president of the University of Massachusetts. From 1970 to 1996, Mr. Bulger was a member of the Massachusetts State Senate, where he served as president from 1978 to 1996. Mr. Bulger was a director of New England Electric System until it was acquired by National Grid in 2000. We believe that Mr. Bulger is qualified to serve as a director because of his prior experience as a director of a large public utility. He has valuable experience serving as the leader of large, complex organizations gained through his legislative experience, and as president of the University of Massachusetts.
Frank V. Wisneski, age 64, has been nominated to serve as a class I director. Prior to retiring in 2001, Mr. Wisneski was Partner and Senior Vice President at Wellington Management Company, L.P., an institutional asset manager serving clients globally, where he had worked since 1969. Since retiring, Mr. Wisneski has served as a trustee or director of several non-profit organizations. We believe that Mr. Wisneski is qualified to serve as a director because of his prior experience conducting financial and strategic analysis of companies, including emerging areas and companies, and establishing and building new investment products for institutional asset management clients. Since retiring, Mr. Wisneski has maintained a focus on financial and strategic analysis by serving on investment, finance and executive committees at several nonprofit organizations. We believe his experience analyzing companies to support investment decisions will contribute a valuable viewpoint to our board.
Directors Whose Terms Expire in 2012 (Class II Directors)
David J. Corrsin, age 52, has served as our executive vice president, general counsel and secretary, as well as a director, since 2000. From 1996 to 2000, Mr. Corrsin was executive vice president of Public Power International, Inc., an independent developer of power projects in south Asia and Europe. We believe that Mr. Corrsin is qualified to serve as a director because of his extensive experience with energy regulations, federal, state and local regulatory authorities and complex energy construction and financing projects, gained through more than 24 years of energy-related legal practice, and his more than a decade as an executive officer of our company.
George P. Sakellaris, age 64, who is our principal stockholder, has served as chairman of our board of directors and our president and chief executive officer since founding Ameresco in 2000. Mr. Sakellaris previously founded Noresco, an energy services company, in 1989 and served as its president and chief executive officer until 2000. Noresco was acquired by Equitable Resources, Inc. in 1997. Mr. Sakellaris was a founding member and previously served as the president, and is currently a director, of the National Association of Energy Service Companies, a national trade organization representing the energy efficiency industry. We believe that Mr. Sakellaris is qualified to serve as a director because of his 32 years of experience in the energy services and renewable energy industries, his leadership experience, skill and familiarity with our business gained from serving as our chief executive officer for over a decade, as well as his experience developed through founding and serving as chief executive officer of two previous energy services companies.
Joseph W. Sutton, age 63, has served as a director since 2002. Since 2000, Mr. Sutton has been the manager of Sutton Ventures Group, LLC, an energy investment firm that he founded. In 2007, he founded and has since led Consolidated Asset Management Services, or CAMS, which provides asset management, O&M, information technology, budgeting, contract management and development services to power plant ventures, oil and gas companies, renewable energy companies and other energy businesses. From 1992 to November 2000, Mr. Sutton worked for Enron Corporation, an energy company, where he most recently served as vice chairman and as chief executive officer of Enron International. Enron Corporation filed a voluntary bankruptcy petition under Chapter 11 of the U.S. Bankruptcy Code in December 2001, 13 months after Mr. Sutton left Enron. We believe that Mr. Sutton is qualified to serve as a director because of his prior experience in the energy industry. For example, at both Sutton Ventures and CAMS, he has had significant experience in energy industry capital raising transactions, as well as in the ownership and management of, and the provision of advisory and other services to, a wide range of energy-related businesses. At Enron, Mr. Sutton was responsible for budgeting, financial reporting and planning for Enron's international business unit and oversaw the development, construction, financing, operation and management of numerous energy projects.

Directors Whose Terms Expire in 2013 (Class III Directors)
Douglas I. Foy, age 64, has served as a director since May 2010. Since 2006, Mr. Foy has served as president of Serrafix Corporation, a provider of strategic consulting, financing and logistical support to energy efficiency projects, which he founded. From January 2003 to February 2006, Mr. Foy served as the first secretary of the Massachusetts Office for Commonwealth Development, where he oversaw the Executive Office of Transportation, the Executive Office of Environmental Affairs, the Department of Housing and Community Development and the Department of Energy Resources. Prior to his service with the Massachusetts Office for Commonwealth Development, Mr. Foy served for 25 years as president of the Conservation Law Foundation, an environmental advocacy organization. We believe that Mr. Foy is qualified to serve as a director because of his extensive leadership experience in environmental policy and the energy and sustainable development industries, including as president of Serrafix and the Conservation Law Foundation.
Michael E. Jesanis, age 54, has served as a director since April 2010. Since October 2007, Mr. Jesanis has served as a principal of Serrafix Corporation. From July 2004 to December 2006, Mr. Jesanis was president and chief executive officer of National Grid USA, a utility, where he had previously been chief financial officer. Mr. Jesanis currently serves on the board of directors of NiSource Inc., a utility holding company, and is a former director of National Grid plc, a utility company. We believe that Mr. Jesanis is qualified to serve as a director because of his extensive leadership experience in the energy, energy services and renewable energy industries, including as chief executive officer of National Grid USA.
Director Independence
Under applicable NYSE rules, a director will qualify as “independent” if our board of directors affirmatively determines that he or she has no material relationship with Ameresco (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). Our board of directors has established guidelines to assist it in determining whether a director has such a material relationship. Under these guidelines, a director is not considered to have a material relationship with Ameresco if he or she is independent under Section 303A.02(b) of the NYSE Listed Company Manual and he or she:

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is an executive officer of another company which is indebted to us, or to which we are indebted, unless the total amount of either company's indebtedness to the other is more than one percent of the total consolidated assets of the company he or she serves as an executive officer; or

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serves as an officer, director or trustee of a tax exempt organization, unless our discretionary contributions to such organization are more than the greater of $1 million or two percent of that organization's consolidated gross revenue.

In addition, ownership of a significant amount of our stock, by itself, does not constitute a material relationship.
Pursuant to applicable NYSE rules, a director employed by us cannot be deemed to be an “independent director,” and consequently none of Messrs. Sakellaris, Corrsin or Anderson qualifies as an independent director.
Our board has determined that each of Messrs. Bulger, Foy, Jesanis, Nichols, Sutton and Wisneski meet the categorical standards described above, that none of these directors has a material relationship with us and that each of these directors is “independent” as determined under Section 303A.02(b) of the NYSE Listed Company Manual.
Board Leadership Structure and Risk Oversight
George P. Sakellaris currently serves as both our chairman of the board and chief executive officer. Our board of directors does not have a policy regarding the separation of the roles of chairman and chief executive officer, as the board believes it is in our stockholders' best interests that we make this determination based on an assessment of the current condition of our company and composition of the board. Our board of directors believes that having Mr. Sakellaris serve in both roles is in the best interests of our stockholders at this time because it makes the best use of Mr. Sakellaris's extensive knowledge of the company and our industry, and fosters greater communication between management and the board of directors.
In 2010, our board of directors, upon the recommendation of our nominating and corporate governance committee, appointed Mr. Nichols as lead director. Mr. Nichols is an independent director within the meaning of applicable NYSE rules. Because Mr. Nichols is retiring from the board of directors effective as of the date of the Annual Meeting, our board of directors, upon the recommendation of our nominating and corporate governance committee, appointed Mr. Sutton as lead director effective as of the date of the Annual Meeting. The duties of the lead director include the following:

•	chairing any meeting of our non-management or independent directors in executive session;

•	meeting with any director who is not adequately performing his or her duties as a member of our board of directors or any committee;

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facilitating communications between other members of our board of directors and the chairman of our board of directors and/or the chief executive officer; however, each director is free to communicate directly with the chairman of our board of directors and with the chief executive officer;

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monitoring, with the assistance of our general counsel, communications from stockholders and other interested parties and providing copies or summaries to the other directors as he considers appropriate;

•	working with the chairman of our board in the preparation of the agenda for each board of directors meeting and in determining the need for special meetings of the board of directors; and

•	otherwise consulting with the chairman of our board of directors and/or the chief executive officer on matters relating to corporate governance and the performance of our board of directors.
While our board is ultimately responsible for risk oversight, our board committees assist the board in fulfilling its oversight responsibilities in certain areas of risk. In particular, our audit committee focuses on financial risk, including internal control over financial reporting. Our corporate governance and nominating committee focuses on the management of risks associated with board organization, membership and structure, succession planning for our directors and executive officers and corporate governance. Finally, our compensation committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs.
Committees of our Board of Directors
Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. Each committee operates under a charter approved by our board of directors. Copies of each committee's charter are posted on the Investor Relations section of our website, which is located at www.ameresco.com.
All of the members of our board's three standing committees described below have been determined to be independent as defined under applicable NYSE rules and in the case of all members of the audit committee, the independence requirements contemplated by Rule 10A-3 under the Exchange Act.
Audit Committee
The members of our audit committee are Messrs. Jesanis, Nichols and Sutton. Because Mr. Nichols is retiring from the board of directors effective as of the date of the Annual Meeting, our board of directors, upon the recommendation of our nominating and corporate governance committee, elected Mr. Wisneski as a member of the audit committee conditioned on and effective as of his election as a director at the Annual Meeting. Our board of directors has determined that Mr. Wisneski and each of the current members of our audit committee satisfy the requirements for financial literacy under applicable stock market and SEC rules and regulations. Mr. Jesanis is the chair of the audit committee and is also an “audit committee financial expert,” as defined by SEC rules and satisfies the financial sophistication requirements of applicable NYSE rules. Our audit committee assists our board of directors in its oversight of our accounting and financial reporting process and the audits of our financial statements.
The audit committee's responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;

•	overseeing the work of our registered public accounting firm, including through the receipt and consideration of reports from such firm;

•	reviewing and discussing with management and our registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	overseeing our internal audit function;

•	overseeing our risk assessment and risk management policies;

•	establishing policies regarding hiring employees from our registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our internal auditing staff, registered public accounting firm and management;

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the audit committee report required by SEC rules to be included in our proxy statement for our annual meeting of stockholders.
Our audit committee met four times and acted by written consent once in 2010.
All audit services and all non-audit services, other than de minimis non-audit services, to be provided to us by our registered public accounting firm must be approved in advance by our audit committee. For more information regarding our audit committee, see “-Audit Committee Report” below.
Compensation Committee
The members of our compensation committee are Messrs. Foy, Jesanis and Sutton. Mr. Sutton is the chair of the compensation committee. Our compensation committee assists our board of directors in the discharge of its responsibilities relating to the compensation of our executive officers. The compensation committee's responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to CEO compensation;

•	determining our CEO's compensation;

•	reviewing and approving, or making recommendations to our board of directors with respect to, the compensation of our other executive officers;

•	overseeing an evaluation of our senior executives;

•	overseeing and administering our cash and equity incentive plans;

•	reviewing and making recommendations to our board of directors with respect to director compensation;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis” required by SEC rules; and

•	preparing the compensation committee report required by SEC rules, which is included below under “Executive Compensation and Related Information - Compensation Committee Report.”

The processes and procedures followed by our compensation committee in considering and determining executive compensation are described under “Executive Compensation and Related Information -Compensation Discussion and Analysis” below.
The compensation committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation. For further information, see “Executive Compensation and Related Information -Compensation Discussion and Analysis” below. Additionally, the compensation committee may delegate authority to one or more subcommittees as it deems appropriate.
Our compensation committee met once and did not act by written consent in 2010.
Nominating and Corporate Governance Committee
The members of our nominating and corporate governance committee are Messrs. Bulger, Foy and Nichols. Mr. Nichols is the chair of the nominating and corporate governance committee. Because Mr. Nichols is retiring from the board of directors effective as of the date of the Annual Meeting, our board of directors, upon the recommendation of our nominating and corporate governance committee elected Mr. Wisneski as a member of, and Mr. Bulger as chairman of, the nominating and corporate governance committee, in each case conditioned on and effective as of his election as a director at the Annual Meeting. The nominating and corporate governance committee's responsibilities include:

•	identifying individuals qualified to become members of our board of directors;

•	recommending to our board of directors the persons to be nominated for election as directors and to each of the committees of our board of directors;

•	reviewing and making recommendations to our board of directors with respect to our board of directors' leadership structure;

•	reviewing and making recommendations to our board of directors with respect to management succession planning;

•	developing and recommending to our board of directors corporate governance principles; and

•	overseeing an annual evaluation of our board of directors.
Our nominating and corporate governance committee met once and did not act by written consent in 2010.
The processes and procedures followed by our nominating and corporate governance committee in identifying and evaluating director candidates are described below under the heading “-Director Nomination Process.”
Board Meetings and Attendance
Our board of directors met six times and acted by written consent three times during the year ended December 31, 2010. During 2010, each incumbent director attended at least 75% of the aggregate of the number of board meetings and the number of meetings held by all committees on which he then served, except that Mr. Anderson attended two-thirds of the board meetings held during the period that he was a director. Mr. Anderson, who also serves as our executive vice president, business development, was unable to attend one regularly scheduled and one special meeting, both in spring 2010, due to conflicts with presentations to important potential government entity customers, the scheduling of which was dictated principally by the potential customers.
Director Attendance at Annual Meeting
Our corporate governance guidelines provide that directors are responsible for attending the Annual Meeting. We did not hold an annual meeting of stockholders in 2010.

Director Compensation
Prior to our initial public offering, we did not pay cash compensation to any director for his service as a director. However, we have historically reimbursed our non-employee directors for reasonable travel and other expenses incurred in connection with attending board of director and committee meetings and continue to do so. In the past, we have granted options to purchase shares of our Class A Common Stock to our non-employee directors. Messrs. Bulger, Foy, Jesanis, Nichols and Sutton are our non-employee directors.
None of Messrs. Sakellaris, Anderson or Corrsin has ever received any compensation in any form in connection with his service as a director. The compensation that we pay to Mr. Sakellaris and Mr. Anderson is discussed below under “Executive Compensation and Related Information -Compensation Discussion and Analysis.”
In anticipation of becoming a public company, our board of directors adopted a director compensation plan for non-employee directors in April 2010. The following summarizes the terms of this plan. As indicated below, some of these compensation arrangements apply to all non-employee directors, while others apply only to non-employee directors elected to our board of directors from and after April 2010, except as noted below.
Cash Compensation. Each non-employee director initially elected to the board of directors from and after April 2010 will receive a $10,000 annual retainer. The chair of the audit committee will receive an additional annual retainer of $12,000, the chair of the compensation committee will receive an additional annual retainer of $8,000, and the chair of the nominating and corporate governance committee will receive an additional annual retainer of $6,000. Each non-employee director, other than the chair, who serves on the audit committee will receive an additional $2,500 annual retainer, each non-employee director, other than the chair, who serves on the compensation committee will receive an additional $2,000 annual retainer, and each non-employee director, other than the chair, who serves on the nominating and corporate governance committee will receive an additional annual retainer of $1,000. Each non-employee director will receive $1,000 for each in person board meeting or committee meeting (if not on the same day as a board meeting) he or she attends and $500 for each telephonic board meeting or committee meeting (if not on the same day as a board meeting) in which he or she participates.
Equity Compensation. The following equity compensation arrangements apply only to non-employee directors initially elected to the board of directors from and after April 2010. Upon his or her initial election to the board of directors, each such non-employee director will be granted an option to purchase 40,000 shares of our Class A Common Stock. On the date of each annual meeting of stockholders, beginning with the year following his or her initial election as a director, each such non-employee director will receive an additional option to purchase 10,000 shares of our Class A Common Stock. Both the initial and annual options will become exercisable as to 20% of the shares subject to the option on each of the first five anniversaries of the option grant date, subject to the director's continued service on our board of directors. All such options will have an exercise price equal to the fair market value of the Class A Common Stock on the date of grant and will become exercisable in full upon a change in control of Ameresco.
Employee directors are not compensated for their service on our board of directors.

The following table sets forth information regarding compensation earned by our non-employee directors during 2010.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
William M. Bulger (2)	4,000	0	4,000
Douglas I. Foy (3)	9,500	301,892	311,392
Michael E. Jesanis (4)	18,000	305,860	323,860
Guy W. Nichols (5)	11,250	0	11,250
Joseph W. Sutton	9,750	0	9,750

(1)    Value is equal to the aggregate grant date fair value of stock options computed in accordance with ASC Topic 718. These amounts do not represent the actual amounts paid to or realized by the director with respect to these option grants. The assumptions used by us with respect to the valuation of option awards are the same as those set forth in Note 11 to our consolidated financial statements included in our annual report on Form 10-K filed with the SEC on March 31, 2011.
(2)    Mr. Bulger held options to purchase 100,000 shares of our Class A Common Stock with an exercise price of $0.75 per share as of December 31, 2010.
(3)    Mr. Foy held options to purchase 40,000 shares of our Class A Common Stock with an exercise price of $13.05 per share as of December 31, 2010.
(4)    Mr. Jesanis held options to purchase 40,000 shares of our Class A Common Stock with an exercise price of $13.05 per share as of December 31, 2010.
(5)    Mr. Nichols held options to purchase 150,000 shares of our Class A Common Stock with an exercise price of $0.75 per share as of December 31, 2010.
Director Stock Ownership Guidelines
Our board of directors has adopted stock ownership guidelines for our non-employee directors. Each non-employee director is expected to own 1,000 shares of Class A Common Stock by the first anniversary of his or her initial election as a director, 2,000 shares of by the second anniversary, 3,000 shares by the third anniversary, 4,000 shares by the fourth anniversary, and 5,000 shares by the fifth anniversary and thereafter.
Director Nomination Process
The process followed by our nominating and corporate governance committee to identify and evaluate director candidates, includes requests to board members and others for recommendations, conferring from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the nominating and corporate governance committee, the board of directors and members of senior management. The nominating and corporate governance committee also has the authority to retain the services of an executive search firm to help identify and evaluate potential director candidates.
In preparation for recommending a nominee to succeed Mr. Nichols as a Class I director, the nominating and corporate governance committee received recommendations from Mr. Sakellaris, our founder, principal stockholder and chief executive officer, and non-management directors; Mr. Wisneski was recommended to the nominating and corporate governance committee by Mr. Sakellaris. The committee reviewed the qualifications of, and met with, several candidates. The committee determined, for the reasons set forth in the biographical information concerning Mr. Wisneski appearing above, to recommend to the board of directors that he be nominated.
In considering whether to recommend any particular candidate for inclusion in the board of directors' slate of recommended director nominees, our nominating and corporate governance committee applies the criteria set forth in our corporate governance guidelines. These criteria include the candidate's integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. The nominating and corporate governance committee also considers diversity, such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. The committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for any prospective nominee. Our board of directors believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow it to fulfill its responsibilities.
When recommending to the board of directors the nominees for election as directors, our nominating and corporate governance committee shall consider candidates proposed by stockholders and shall apply the same criteria, and shall follow substantially the same process in considering them, as it does in considering other candidates. To recommend director candidates for consideration by the nominating and corporate governance committee of our board of directors, a stockholder must send a written notice to our corporate secretary at the address under “Miscellaneous - Stockholder Proposals” below. Our bylaws specify the information that must be included in any such notice, including the stockholder's name, address and number of shares of Ameresco stock held, as well as the candidate's name, age, address, principal occupation and number of shares of Ameresco stock. If a stockholder would like a candidate to be considered for inclusion in the proxy statement for our 2012 annual meeting, the stockholder must follow the procedures for stockholder proposals outlined under “Miscellaneous - Stockholder Proposals” below. You can find more detailed information on our process for selecting board members and our criteria for board nominees in the corporate governance guidelines posted on the “Investor Relations” section of our website, which is located at www.ameresco.com.
Alternatively, our bylaws provide that stockholders may nominate director candidates for consideration at the 2012 annual meeting directly without approval of the nominating and corporate governance committee. In order to nominate candidates directly, stockholders must follow the procedures outlined under “Miscellaneous - Stockholder Proposals” below.
Communicating with our Board of Directors
Our board of directors will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. Our lead director, subject to the advice and assistance of our general counsel, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he considers appropriate.
Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the lead director considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we receive repetitive or duplicative communications.
Stockholders who wish to send communications on any topic to our board should address such communications to: Board of Directors, c/o Secretary, Ameresco, Inc., 111 Speen Street, Suite 410, Framingham, Massachusetts 01701.
Corporate Governance Materials
Our board of directors has adopted corporate governance guidelines to assist the board in the exercise of its duties and responsibilities and to serve the best interests of our company and our stockholders. These guidelines, which provide a framework for the conduct of our board's business, provide that:

•	our board's principal responsibility is to oversee the management of Ameresco;

•	a majority of the members of our board of directors shall be independent directors;

•	the non-management directors meet regularly in executive session;

•	directors have full and free access to management and employees of our company, and the right to hire and consult with independent advisors at our expense;

•	new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

•	at least annually, our board of directors and its committees will conduct self-evaluations to determine whether they are functioning effectively.
We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. A copy of the code of business conduct and ethics is posted on the Investor Relations section of our website, which is located at www.ameresco.com. In addition, we intend to post on our website all disclosures that are required by law or applicable NYSE listing standards concerning any amendments to, or waivers from, any provision of the code.
Complete copies of our corporate governance guidelines, code of business conduct and ethics and the charters for our audit, compensation and nominating and corporate governance committees are available on the Investor Relations section of our website, which is located at www.ameresco.com. Alternatively, you may request a copy of any of these documents free of charge by writing to:
Ameresco, Inc.
111 Speen Street, Suite 410
Framingham, Massachusetts 01701
Attention: Investor Relations Department
Audit Committee Report
The audit committee has reviewed and discussed with our management our audited consolidated financial statements for the year ended December 31, 2010. The audit committee has also reviewed and discussed with McGladrey & Pullen, LLP, our independent registered public accounting firm, our audited consolidated financial statements and the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees), or SAS No. 61, as amended, as adopted by the Public Company Accounting Oversight Board. SAS No. 61 requires our independent registered public accounting firm to discuss with the audit committee the following to the extent applicable or relevant, among other things:

•	methods to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors' conclusions regarding the reasonableness of those estimates; and

•	disagreements with management, if any, over the application of accounting principles, the basis for management's accounting estimates and the disclosures in the financial statements.
The audit committee has also received from McGladrey & Pullen, LLP the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence. The audit committee has discussed with McGladrey & Pullen, LLP the matters disclosed in the letter and its independence with respect to Ameresco, including a review of audit and non-audit fees and services, and concluded that McGladrey & Pullen, LLP is independent.

Based on its discussions with management and McGladrey & Pullen LLP, and its review of the representations and information referred to above provided by management and McGladrey & Pullen, LLP, the audit committee recommended to the board of directors that Ameresco's audited consolidated financial statements be included in Ameresco's annual report on Form 10-K for the year ended December 31, 2010 for filing with the SEC.
By the Audit Committee
of the Board of Directors of Ameresco, Inc.
Michael E. Jesanis, Chairman
Guy W. Nichols
Joseph W. Sutton
Compensation Committee Interlocks and Insider Participation
None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our board of directors or our compensation committee. None of the members of our compensation committee is an officer or employee of our company, nor have they ever been an officer or employee of our company.
EXECUTIVE COMPENSATION AND RELATED INFORMATION
Compensation Discussion and Analysis
This section discusses the material elements of our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our executive officers and is intended to place in perspective the data presented in the tables and narrative that follow.
In preparing to become a public company, we began a thorough review of all elements of our executive compensation program, including the function and design of our annual incentive bonus and equity incentive programs. We are continuing to evaluate the need for revisions to our executive compensation program to ensure our program is competitive with the companies with which we compete for executive talent and is appropriate for a public company, including the extent to which our compensation policies will continue to reward the achievement of long-term operating and strategic goals and could serve to encourage taking excessive risk.
Overview of Executive Compensation Process
Roles of Our Board, Chief Executive Officer and Compensation Committee in Compensation Decisions. As a private company, our chief executive historically had overseen our executive compensation program. In this role, our chief executive officer reviewed all compensation decisions relating to our executive officers other than himself. He annually reviewed the performance of each of our other executive officers, and, based on these reviews, made recommendations to our board of directors regarding salary adjustments, annual incentive bonus payments and equity incentive awards for our executive officers. Our chief executive officer annually met in executive session with our board of directors to discuss these recommendations. Our chief executive officer had not historically been present for board discussions regarding his compensation.
In anticipation of becoming a public company, in 2010 we established a compensation committee, which oversees our executive compensation program. Our compensation committee, either as a committee or together with the other independent directors, makes all compensation decisions regarding our chief executive officer. Our chief executive officer may make recommendations to the compensation committee regarding the compensation of our executive officers other than the chief executive officer, but the compensation committee either makes all compensation decisions regarding our other executive officers or makes recommendations concerning executive compensation to our board of directors, with the independent directors making such decisions.
Competitive Market Data and Use of Compensation Consultants. Historically, we have not formally benchmarked our executive compensation against compensation data of a peer group of companies, but rather have relied on the business judgment and experience in the energy services and engineering consulting industries of our chief executive officer and our executive management team. We have developed substantial information about compensation practices and levels at comparable companies through extensive recruiting, networking and industry research. Our compensation committee may elect to engage an independent compensation consulting firm to provide advice regarding our executive compensation program and general information regarding executive compensation practices in our industry, but it has not done so. Although the compensation committee would consider such a compensation firm's advice in establishing and approving the various elements of our executive compensation program, the compensation committee would ultimately make its own decisions, or make recommendations to our board of directors, about these matters.
Objectives and Philosophy of Our Executive Compensation Program. Our primary objective with respect to executive compensation is to attract, retain and motivate highly talented individuals who have the skills and experience to successfully execute our business strategy. Our executive compensation program is designed to:

•	reward the achievement of our annual and long-term operating and strategic goals;

•	recognize individual contributions;

•	align the interests of our executives with those of our stockholders by rewarding performance that meets or exceeds established goals, with the ultimate objective of increasing stockholder value; and

•	retain and build our executive management team.
To achieve these objectives, our executive compensation program ties a portion of each executive's overall compensation - annual incentive bonuses - to key corporate financial goals and to individual goals. From time to time we have also provided a portion of our executive compensation in the form of restricted stock and option awards that vest over time, which we believe helps to retain our executive officers and aligns their interests with those of our stockholders by allowing them to participate in our long-term performance as reflected in the trading price of shares of our Class A Common Stock.
Elements of Our Executive Compensation Program. The primary elements of our executive compensation program are:

•	base salaries;

•	annual incentive bonuses;

•	equity incentive awards; and

•	other employee benefits.
We have not adopted any formal or informal policies or guidelines for allocating compensation among these elements.
Base Salaries. We use competitive base salaries to attract and retain qualified candidates to help us achieve our growth and performance goals. Base salaries are intended to recognize an executive officer's immediate contribution to our organization, as well as his or her experience, knowledge and responsibilities.
Historically, including for 2010, our chief executive officer (with respect to executive officers other than himself) annually evaluated and adjusted executive officer base salary levels based on factors determined to be relevant, including:

•	the executive officer's skills and experience;

•	the particular importance of the executive officer's position to us;

•	the executive officer's individual performance;

•	the executive officer's growth in his or her position; and

•	base salaries for comparable positions within our company and at other companies.
Our chief executive officer's base salary historically, including for 2010, has been determined by the non-management members of our board of directors, taking into account these same factors.
Historically, including for 2010, we made annual base salary adjustments during the year, often around the anniversary of the executive's hire, with the adjustments taking effect as of the anniversary of hire (rather than as of the beginning of the year). In 2010, we increased the base salary for Mr. Maltezos by 3% and made no adjustment for Messrs. Sakellaris, Spence, Anderson or Derrington.
For 2011 and beyond, our compensation committee will perform such annual evaluations, and we expect that it will consider similar factors, as well as perhaps the input of a compensation firm and peer group benchmarking data, in making any adjustments to executive officer base salary levels.
Annual Incentive Bonus Program. Each year we establish an incentive bonus program in which all of our executive officers, as well as most other full-time employees, participate. These annual incentive bonuses are intended to compensate our executive officers for our achievement of corporate financial goals, as well as individual performance goals.
Under our incentive bonus program for 2010, the maximum total bonus pool payable is determined based on our performance with respect to corporate financial goals and qualitative operational measures. The corporate financial goals consist of revenue, adjusted EBITDA from ongoing operations (for both the company and for one particular organizational unit), value of customer contracts signed and proposal volume. The qualitative operational measures relate to our hiring of personnel in particular functional areas, geographic expansion and customer satisfaction. The specific targets for each of these financial and qualitative goals were established near the beginning of 2010 by our board of directors, with input from our chief executive officer and other executive officers. The goals were based on our historical operating results and growth rates, as well as our expected future results, and were designed to require significant effort and operational success on the part of our company. In particular, the revenue and adjusted EBITDA from ongoing operations goals for the organizational unit that comprise an element of the incentive bonus program (which are not shown in the table below for confidentiality reasons) were viewed as difficult to achieve, because they represented significant increases over the comparable results for 2009, less than 75% of the revenue target was covered by contracts that had been executed at the time the goal was established, and attaining those goals further required us to complete and commission several plants on tight schedules. The maximum amount of the total bonus pool can be up to ten percent of our adjusted EBITDA from continuing operations for 2010, with the actual percentage based on our performance against the corporate financial goals and qualitative operational measures.
The table below shows, for each of the company-wide financial metrics used in calculating the maximum total bonus pool available under our 2010 incentive bonus program, both the goal established by our board and our actual performance against that goal:

Goal	Target	Result
Revenue	$575.0 million	$618.2 million
Adjusted EBITDA from ongoing operations*	$53.0 million	$59.7 million
Value of customer contracts signed	$800.0 million	$753.0 million
Proposal volume	$1.80 billion	$2.40 billion

*    This differs from adjusted EBITDA as reported from time to time in our financial release and other filings with the SEC because this measure excludes certain items that we consider to be non-recurring in nature. Adjusted EBITDA from ongoing operations is a non-GAAP financial measure and should not be considered as an alternative to operating income or any other measure of financial performance calculated and presented in accordance with GAAP.

With respect to the qualitative operational measures, we hired nearly all of the key functional area personnel that we intended, we expanded as intended and we nearly achieved the customer satisfaction level we had set for our company.
The below table shows for each of the financial and qualitative goals, the relative weighting of each goal assigned by our board near the beginning of 2010, the achievement percentage assigned to each goal based on the actual performance described above, and the actual weighting of each goal based on the performance described above:

Goal	Weight Assigned at Beginning of 2010	Achievement Percentage Assigned Based on Actual Performance	Weight Based on Actual Performance
Revenue and adjusted EBITDA from ongoing operations (company)	25%	> 100%	25%
Revenue and adjusted EBITDA from ongoing operations (organizational unit)	15%	93%	14%
Value of customer contracts signed	20%	95%	19%
Proposal volume	10%	> 100%	10%
Hiring of personnel	10%	90%	9%
Geographic expansion	10%	100%	10%
Customer satisfaction	10%	80%	8%
Total	100%		95%
The maximum total bonus pool payable under this program is determined based on our actual performance against the goals described above, provided that the aggregate weight based on actual performance exceeds 80%. The maximum pool is determined using a formula designed to yield the following results:

Aggregate Weight Based on Actual Performance	Bonus Pool (as a Percentage of Adjusted EBITDA from Ongoing Operations)
Less than 80%	0%
80%	2%
85%	4%
90%	6%
95%	8%
100%	10%
Based on our 95% aggregate weight based on actual performance for 2010, the total bonus pool payable under this program could have been up to $4.8 million, representing 8% of our 2010 adjusted EBITDA from ongoing operations. However, our compensation committee, based in part on the recommendation of our chief executive officer, exercised discretion to establish a total bonus pool of $3.85 million.
Once the total bonus pool is calculated, it is allocated among our executive officers and organizational units based on their performance with respect to financial and operational goals for 2010. These goals, and the specific targets with respect to each goal, were established near the beginning of 2010 by our board of directors, based on recommendations from our executive management team, including our chief executive officer.
In addition to the corporate and organizational unit goals described above, members of management - including each of our executive officers - were assigned written individual performance goals near the beginning of fiscal 2010. For our executive officers other than our chief executive officer, these individual goals were set by our chief executive officer in collaboration with our executive management team; the individual goals for our chief executive officer were set by our board of directors, taking into account discussions with our chief executive officer.
The individual goals established for our named executive officers (as listed in the Summary Compensation Table below) related to the following areas:
Mr. Sakellaris - his individual goals were identical to the corporate goals used in calculating the total bonus pool.
Mr. Spence - revenue and adjusted EBITDA from ongoing operations for the company and a particular function; corporate expense containment; completion of financing and lending arrangements; implementing our initial public offering, including developing an investor relations program; and financial reporting integration efficiencies.
Mr. Derrington - total sales, revenue, adjusted EBITDA and expense containment for a particular organizational unit; develop and deepen staff and management team for a particular organizational unit; operational efficiencies; business development activities; and customer satisfaction.
Mr. Anderson - revenue, adjusted EBITDA, total sales and gross margin for a particular organizational unit; hiring personnel for particular organizational unit; business development activities; and customer satisfaction.
Mr. Maltezos - revenue, adjusted EBITDA from ongoing operations, value of customer contracts signed and expense containment for a particular organizational unit; development of growth opportunities; operational efficiencies; safety record; and customer satisfaction.
Each participant in the 2010 incentive bonus program was assigned a maximum bonus, expressed as a percentage of his or her annual base salary. The maximum bonus payment for our chief executive officer is 50% of his base salary. For each of our other executive officers, the maximum bonus payment is 40% of his base salary.
Once the total bonus pool for the 2010 program was determined and allocated among our executive officers and organizational units, the bonus pool for each organizational unit was allocated among its members based on their performance with respect to their individual performance goals, subject to the maximum payments described above.
For our chief executive officer, our compensation committee reviewed information supplied by management regarding company performance relative to his goals, assessed the extent to which the goals were achieved, and determined his bonus. For our executive officers other than our chief executive officer, the chief executive officer made recommendations regarding assessment of performance against individual goals and the resulting amounts of individual bonus payments. The compensation committee reviewed and discussed these recommendations and determined and approved the individual bonus payments.
Our compensation committee, or our board of directors based on recommendations from our compensation committee, is responsible for establishing and administering our annual incentive bonus program for executive officers.
Equity Incentive Awards. Our equity incentive award program is the primary vehicle for offering long-term incentives to our executive officers. To date, equity incentive awards to our executive officers have been made in the form of restricted stock awards and stock options, with options being the primary form of equity grants in recent years. We believe that equity incentive awards:

•	provide our executive officers with a strong link to our long-term performance by enhancing their accountability for long-term decision making;

•	help balance the short-term orientation of our annual incentive bonus program;

•	create an ownership culture by aligning the interests of our executive officers with the creation of value for our stockholders; and

•	further our goal of executive retention.
Employees who are considered important to our long-term success are eligible to receive equity incentive awards, which generally vest over five years. Approximately 24% of our current employees hold outstanding equity awards.
Historically, all equity awards to our executive officers have been approved by our board of directors, with input from our chief executive officer and our executive management team. In determining the size of equity awards to executive officers, our board and chief executive officer have generally considered the executive's experience, skills, level and scope of responsibilities, existing equity holdings, and comparisons to comparable positions in our company.
Our compensation committee has the authority to make equity awards to our executive officers and to administer our equity compensation plans.
We do not have any equity ownership guidelines or requirements for our executive officers.
Other Employee Benefits. We maintain broad-based benefits that are provided to all employees, including our 401(k) retirement plan, flexible spending accounts, medical and dental care plans, life insurance, short- and long-term disability policies, vacation and company holidays. Our executive officers are eligible to participate in each of these programs on the same terms as non-executive employees; however, employees at the director level and above are eligible for life insurance coverage equal to three times (rather than twice) their annual base salary.
Severance and Change of Control Arrangements. We have entered into employment agreements with several of our executive officers. Each of these agreements provides the executive officer with certain severance benefits in connection with certain terminations of the executive's employment both before and after a change of control of us. See “- Potential Payments upon Termination or Change of Control” and “- Employment Agreements” below.
Risk Considerations in our Compensation Program. We do not believe that any risks arising from our employee compensation policies and practices are reasonably likely to have a material adverse effect on our company. In addition, we do not believe that the mix and design of the components of our executive compensation program encourage management to assume excessive risks.
Tax Considerations. Section 162(m) of the Code generally disallows a tax deduction for compensation in excess of $1.0 million paid by a public company to its chief executive officer and to each other officer (other than its chief executive officer and chief financial officer) whose compensation is required to be reported to stockholders by reason of being among the three other most highly paid executive officers. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We will periodically review the potential consequences of Section 162(m) on the various elements of our executive compensation program, and we generally intend to structure the equity incentives component of our executive compensation program, where feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. However, our board of directors or compensation committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.
Section 409A of the Code applies to plans, agreements and arrangements that provide for the deferral of compensation, and imposes penalty taxes on employees if those plans, agreements and arrangements do not comply with Section 409A. We have sought to structure our executive compensation arrangements to be exempt from, or comply with, Section 409A.

Compensation Committee Report
The compensation committee has reviewed and discussed the foregoing compensation discussion and analysis with management and, based on this review and discussion, the compensation committee recommended to the board of directors that the compensation discussion and analysis be included in this proxy statement.
By the Compensation Committee
of the Board of Directors of Ameresco, Inc.
Joseph W. Sutton, Chairman
Douglas I. Foy
Michael E. Jesanis
Executive Compensation
Summary Compensation Table
The following table sets forth information regarding compensation earned by our chief executive officer, our chief financial officer and our three next most highly compensated executive officers during our fiscal years ended December 31, 2010 and 2009. We refer to these individuals as our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
George P. Sakellaris (3)	2010	500,000	200,000	—	26,404	726,404
President and Chief Executive Officer	2009	500,000	—	4,664,691	26,785	5,191,476
Andrew B. Spence	2010	220,000	80,000	—	14,562	314,562
Vice President and Chief Financial Officer	2009	220,000	55,000	—	14,504	289,504
Keith A. Derrington	2010	250,014	80,000	1,529,300	16,157	1,875,472
Executive Vice President and General Manager, Federal Operations	2009	250,014	100,000	—	15,375	365,389
David J. Anderson	2010	264,750	80,000	—	16,204	360,954
Executive Vice President, Business Development	2009	264,750	50,000	—	15,911	330,661
Louis P. Maltezos	2010	257,500	74,000	—	16,181	347,681
Executive Vice President and General Manager, Central Region	2009	250,000	76,000	601,800	15,870	943,670

(1)    Value is equal to the aggregate grant date fair value of stock options computed in accordance with ASC Topic 718. These amounts do not represent the actual amounts paid to or realized by the named executive officer with respect to these option grants. The assumptions used by us with respect to the valuation of option awards are the same as those set forth in Note 11 to our consolidated financial statements included in our annual report on Form 10-K filed with the SEC on March 31, 2011.

(2)    Amounts represent the value of perquisites and other personal benefits, which are further detailed below.

Name	Year	Matched 401(k) Contributions ($)	Group Life Insurance ($)	Auto Insurance ($)	Total ($)
George P. Sakellaris	2010	14,700	10,746	958	26,404
	2009	14,700	10,585	1,500	26,785
Andrew B. Spence	2010	13,500	1,362	—	14,562
	2009	13,521	983	—	14,504
Keith A. Derrington	2010	14,700	1,457	—	16,157
	2009	14,205	1,170	—	15,375
David J. Anderson	2010	14,700	1,504	—	16,204
	2009	14,700	1,211	—	15,911
Louis P. Maltezos	2010	14,700	1,481	—	16,181
	2009	14,700	1,170	—	15,870
(3) Mr. Sakellaris is also a member of our board of directors, but does not receive any additional compensation in his capacity as a director.
Grants of Plan-Based Awards in 2010
The following table sets forth information regarding grants of compensation in the form of plan-based awards during the fiscal year ended December 31, 2010 to our named executive officers.

Name	Grant Date	Approval Date	All Other Option Awards: Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Option Awards ($/Sh)	Market Price On Grant Date ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
George P. Sakellaris	—	—	—	—	—	—
Andrew B. Spence	—	—	—	—	—	—
Keith A. Derrington	4/26/2010	4/26/2010	200,000	13.045	13.045	1,529,300
David J. Anderson	—	—	—	—	—	—
Louis P. Maltezos	—	—	—	—	—	—

(1)    Value is equal to the aggregate grant date fair value of stock options computed in accordance with ASC Topic 718. These amounts do not represent the actual amounts paid to or realized by the named executive officer with respect to these option grants. The assumptions used by us with respect to the valuation of option awards are the same as those set forth in Note 11 to our consolidated financial statements included in our annual report on Form 10-K filed with the SEC on March 31, 2011.

Outstanding Equity Awards at Fiscal Year End
The following table sets forth information regarding outstanding stock options held by our named executive officers as of December 31, 2010.

	Option Awards (1)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
George P. Sakellaris	150,000	450,000	6.055	9/30/2019
Andrew B. Spence	300,000	—	0.875	4/25/2012
	100,000	—	1.875	10/16/2013
	85,000	15,000	3.25	7/26/2016
Keith A. Derrington	75,000	—	2.75	7/20/2014
	75,000	25,000	3.41	1/24/2017
	60,000	140,000	13.045	4/26/2020
David J. Anderson	—	—	—	—
Louis P. Maltezos	50,000	—	2.75	7/20/2014
	100,000	—	3.25	1/27/2016
	130,000	70,000	4.22	7/25/2017
	25,000	75,000	6.055	7/22/2009

(1)    All option awards listed in this table were granted under the 2000 stock plan. Each option listed above vests or has vested as to 20% of the shares on the first anniversary of the grant date, and as to an additional five percent of the shares at the end of each successive three-month period of employment with us until the fifth anniversary of the grant date. Under the terms of the individual stock option agreements we have entered into with our named executive officers, if an “Acquisition Event” (as defined in the 2000 stock plan) involving us occurs, and prior to the one-year anniversary of such Acquisition Event the executive's employment is terminated without Cause (as defined in the 2000 stock plan) or the executive voluntarily terminates his or her employment for Good Reason (as defined in the 2000 stock plan) prior to such anniversary, then the number of shares subject to the option which would have vested and become exercisable had the last 24 months (or if less than 24 months remained, such lesser period) of scheduled vesting been accelerated shall vest and become exercisable immediately prior to such named executive officer's termination date.
Option Exercises and Stock Vested
The following table sets forth information regarding the exercise of options by our named executive officers during the fiscal year ended December 31, 2010.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise (#)(1)
George P. Sakellaris	—	—
Andrew B. Spence	—	—
Keith A. Derrington	125,000	818,750
David J. Anderson	—	—
Louis P. Maltezos	150,000	982,500

(1)    Messrs. Derrington and Maltezos were selling stockholders in our initial public offering. The value realized is the difference between $9.30, the net price of our Class A Common stock in our initial public offering after deducting the underwriting discount, and the option exercise price, times the number of shares acquired on each exercise.

Potential Payments Upon Termination or Change of Control
The table below summarizes the potential payments to each of our named executive officers if he were to be terminated without cause or resign for good reason, prior to the one-year anniversary of a sale of our company, on December 31, 2010.

Name	Severance payments ($)	Value of Additional Vested Option Awards ($)(1)	Total Benefits ($)
George P. Sakellaris	—	1,993,200 (2)	1,993,200
Andrew B. Spence	—	166,650 (3)	166,650
Keith A. Derrington	250,014	378,550 (4)	628,564
David J. Anderson	641,929	—	641,929
Louis P. Maltezos	257,500	1,042,000 (5)	1,299,500

(1)    Valuation of acceleration of these options is determined by subtracting the exercise price of such option from $14.36, the closing price of our Class A Common Stock on December 31, 2010, and multiplying the resulting difference by the number of shares subject to acceleration under the option.
(2)    Upon termination without cause or resignation for good reason prior to the one-year anniversary of a sale of our company, options to purchase 240,000 shares of Class A Common Stock would vest and become immediately exercisable.
(3)    Upon termination without cause or resignation for good reason prior to the one-year anniversary of a sale of our company, options to purchase 15,000 shares of Class A Common Stock would vest and become immediately exercisable.
(4)    Upon termination without cause or resignation for good reason prior to the one-year anniversary of a sale of our company, options to purchase 105,000 shares of Class A Common Stock would vest and become immediately exercisable.
(5)    Upon termination without cause or resignation for good reason prior to the one-year anniversary of a sale of our company, options to purchase 110,000 shares of Class A Common Stock would vest and become immediately exercisable.
Employment Agreements
We have entered into employment agreements with Messrs. Derrington, Anderson and Maltezos providing for an employment period of three years, unless terminated earlier in a manner permitted by the employment agreement.
In the event that either Mr. Derrington's or Mr. Maltezos' employment is terminated either (i) prior to an acquisition of our company, by us without cause or (ii) following an acquisition of our company, by us without cause or by him for good reason, then we will provide him with one year of salary continuation, provided that he enters into a release of claims in a form reasonably acceptable to us within 60 days following the date of termination.
In the event that Mr. Anderson's employment is terminated by us without cause or by him for good reason, then we will pay Mr. Anderson a lump sum severance amount equal to his base salary for the remainder of the employment period as of the time of termination, provided that he enters into a release of claims in a form reasonably acceptable to us within 60 days following the date of termination.
Each of Messrs. Derrington, Anderson and Maltezos has also agreed not to compete with us and not to solicit our employees for alternative employment during the term of his employment and if he voluntarily ends his employment without good reason or is terminated by us for cause, for an additional period that will end on the later of (i) six months after the end of his employment or (ii) three years after the closing of our initial public offering.

Stock Option and Other Compensation Plans
2010 Stock Incentive Plan
The 2010 stock plan, which became effective upon the closing of our initial public offering, was adopted by our board of directors in May 2010 and approved by our stockholders in June 2010. The 2010 stock plan provides for the grant of incentive stock options, non-statutory stock options, restricted stock awards and other stock-based awards; 10,000,000 shares of our Class A Common Stock are reserved for issuance under the 2010 stock plan.
Our employees, officers, directors, consultants and advisors are eligible to receive awards under the 2010 stock plan; however, incentive stock options may only be granted to our employees. The maximum number of shares of our Class A Common Stock with respect to which awards may be granted to any participant under the 2010 stock plan is 2,000,000 per year.
In accordance with the terms of the 2010 stock plan, our board of directors has authorized our compensation committee to administer the 2010 stock plan. Pursuant to the terms of the 2010 stock plan, our compensation committee will select the recipients of awards and determine:

•	the number of shares of our Class A Common Stock covered by the award and the dates upon which the award will vest;

•	with respect to options, the exercise price and period of exercise; and

•	with respect to restricted stock and other stock-based awards, the terms and conditions of such awards, including conditions for repurchase, issue price and repurchase price.
Upon a merger or other reorganization event, our board of directors may, in its sole discretion, take any one or more of the following actions pursuant to the 2010 stock plan as to some or all outstanding awards:

•	provide that all outstanding awards shall be assumed or substituted by the successor corporation;

•
upon written notice to a participant, provide that the participant's unexercised options or awards will terminate immediately prior to the consummation of such transaction unless exercised by the participant;

•	provide that outstanding awards will become exercisable, realizable or deliverable, or restrictions applicable to an award will lapse, in whole or in part, prior to or upon the reorganization event;

•
in the event of a reorganization event pursuant to which holders of our Class A Common Stock will receive a cash payment for each share surrendered in the reorganization event, make or provide for a cash payment to the participants equal to the excess, if any, of the acquisition price times the number of shares of our Class A Common Stock subject to such outstanding awards (to the extent then exercisable at prices not in excess of the acquisition price), over the aggregate exercise price of all such outstanding awards and any applicable tax withholdings, in exchange for the termination of such awards; and

•	provide that, in connection with a liquidation or dissolution, awards convert into the right to receive liquidation proceeds.
Upon the occurrence of a reorganization event other than a liquidation or dissolution, the repurchase and other rights under each outstanding restricted stock award will continue for the benefit of the successor company and will, unless the board of directors may otherwise determine, apply to the cash, securities or other property into which our Class A Common Stock is converted pursuant to the reorganization event. Upon the occurrence of a reorganization event involving a liquidation or dissolution, all conditions on each outstanding restricted stock award will automatically be deemed terminated or satisfied, unless otherwise provided in the agreement evidencing the restricted stock award.

No award may be granted under the 2010 stock plan after 2020. Our board of directors may amend, suspend or terminate the 2010 stock plan at any time, except that stockholder approval will be required to comply with applicable law or NYSE requirements.
2000 Stock Incentive Plan
The 2000 stock plan was adopted in 2000. A maximum of 28,500,000 shares of our Class A Common Stock were authorized for issuance under the 2000 stock plan. The 2000 stock plan allowed us to grant options, restricted stock awards and other stock-based awards to our employees, officers and directors as well as outside consultants and advisors we retain from time to time. We will grant no further stock options or restricted stock awards under the 2000 stock plan.
401(k) Retirement Plan
We maintain a 401(k) retirement plan that is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Code. In general, all of our employees are eligible to participate upon commencement of their employment. The 401(k) plan includes a salary deferral arrangement pursuant to which participants may elect to reduce their current compensation by up to the statutorily prescribed limit, equal to $16,500 in 2010, plus $5,500 for those age 50 and over, and have the amount of the reduction contributed to the 401(k) plan. We currently match on a per payroll basis up to 100% of the first six percent of base compensation and commissions that a participant contributes to his or her in 401(k) plan, up to $14,700 in 2010, subject to certain time of service and other eligibility conditions.
Limitation of Liability and Indemnification
As permitted by Delaware law, we have included provisions in our restated certificate of incorporation that limit or eliminate the personal liability of our directors to the maximum extent permitted by Delaware law. Our directors will not be personally liable for monetary damages for breaches of their fiduciary duties as directors, except liability for:

•	any breach of the director's duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any unlawful payments related to dividends or unlawful stock repurchases, redemptions or other distributions; or

•	any transaction from which the director derived an improper personal benefit.
These limitations do not affect the availability of equitable remedies, including injunctive relief or rescission. Any amendment to or repeal of these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to such amendment or repeal. If Delaware law is amended to authorize the further elimination or limiting of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law as so amended.
As permitted by Delaware law, our restated certificate of incorporation also provides that:

•	we will indemnify our directors and officers to the fullest extent permitted by law;

•	we may indemnify our other employees and other agents to the same extent that we indemnify our officers and directors, unless otherwise determined by our board of directors; and

•	we will advance expenses to our directors and officers in connection with legal proceedings in connection with a legal proceeding to the fullest extent permitted by law.
The indemnification provisions contained in our restated certificate of incorporation are not exclusive.
In addition, we have entered into indemnification agreements with each of our directors. Each indemnification agreement will provide that we will indemnify the director to the fullest extent permitted by law for claims arising in his capacity as our director, officer, employee or agent, provided that he acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. In the event that we do not assume the defense of a claim against a director we are required to advance his expenses in connection with his defense, subject to certain conditions, provided that he undertakes to repay all amounts advanced if it is ultimately determined that he is not entitled to be indemnified by us.
We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we understand that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
In addition, we maintain standard policies of insurance under which coverage is provided to our directors and officers against losses arising from claims made by reason of breach of duty or other wrongful act, and to us with respect to payments which may be made by us to such directors and officers pursuant to the above indemnification provisions or otherwise as a matter of law.
Rule 10b5-1 Sales Plans
Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our Class A Common Stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from the director or officer. The director or officer may amend or terminate the plan in some circumstances. Our directors and executive officers may also buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material, nonpublic information concerning our company.
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Since January 1, 2010, we have engaged in the following transactions with our directors, executive officers and holders of more than five percent of any class of our voting securities, and affiliates of our directors, executive officers and holders of more than five percent of any class of our voting securities. We believe that all of these transactions were made on terms no less favorable to us than could have been obtained from unaffiliated third parties.
Conversion of Common Stock into Class A Common Stock and Convertible Preferred Stock into Class B Common Stock
On July 20, 2010, we amended and restated our certificate of incorporation to (i) reclassify all then-outstanding shares of our common stock as Class A Common Stock and (ii) provide that each share of our convertible preferred stock would be convertible into shares of our Class B Common Stock. Each share of our Class B Common Stock is entitled to five votes per share, is convertible at any time into one share of our Class A Common Stock at the option of the holder of such shares and will automatically convert into one share of our Class A Common Stock upon the occurrence of certain specified events.
Upon this amendment and restatement of our certificate of incorporation, all of the shares of our common stock then owned by three of our executive officers, Mr. Sakellaris, Mr. Anderson and Mr. Corrsin, one of our non-employee directors, Mr. Sutton, and one of our five percent stockholders, Mr. Arthur Sakellaris, were reclassified as 3,350,000, 1,020,000, 1,500,000, 1,000,000 and 1,600,000 shares of our Class A Common Stock, respectively. Our founder, principal stockholder, chief executive officer and president, Mr. Sakellaris, also owned 3,000,000 shares of our convertible preferred stock, which represented all of our outstanding convertible preferred stock. Upon the closing of our initial public offering in July 2010, these shares automatically converted into 18,000,000 shares of our Class B Common Stock and represent all of the shares of our Class B Common Stock outstanding.

Subordinated Note and Indemnity
On May 17, 2000, our board of directors authorized us to borrow $2,998,750 from Mr. Sakellaris, and this loan was evidenced by a subordinated note in favor of Mr. Sakellaris. The subordinated note bore interest at the rate of ten percent per annum, which was payable monthly in arrears, and all amounts outstanding under the subordinated note were payable on demand. During 2010, we made interest payments of $189,088 to Mr. Sakellaris under the subordinated note. During 2010, using proceeds of our initial public offering, we repaid in full the outstanding principal balance of $2,998,750 and all accrued but unpaid interest on this subordinated note.
Our sureties historically required that Mr. Sakellaris personally indemnify them for up to an aggregate of $50 million of losses associated with the bonds they have provided on our behalf. As consideration for this personal indemnity, in October 2006, we issued to Mr. Sakellaris 2,000,000 shares of restricted Class A Common Stock, which vested in full on the third anniversary of the issuance, and in September 2009, we granted Mr. Sakellaris an option to purchase 600,000 shares of Class A Common Stock, which vested as to 20% of the shares on the first anniversary of the grant date and vests as to an additional five percent at each successive three-month period. This indemnity terminated in December 2010.
Other Transactions
On June 21, 2010, Samuel T. Byrne, who is a holder of more than five percent of our outstanding shares of Class A Common Stock, purchased 405,286 shares of Class A Common Stock from us upon the exercise of a warrant at an exercise price of $0.005 per share.
On April 26, 2010, in connection with the resolution of a dispute related to a prior stock option grant, we issued an option to purchase 140,000 shares of our Class A Common Stock, at an exercise price of $13.045 per share, to Michael E. Castonguay, an employee and, at that time, a holder of more than five percent of our outstanding shares of Class A Common Stock. The option vests as to 40% of the shares on the first anniversary of the grant date and as to an additional 7.5% of the shares at the end of each successive three-month period thereafter.
Director Indemnification Agreements
We have entered into indemnification agreements with each of our directors. The indemnification agreements and our restated certificate of incorporation and restated by-laws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law. See “Executive Compensation And Related Information - Limitation of Liability and Indemnification.”
Policies and Procedures for Related Person Transactions
Our board of directors has adopted a written related person transaction policy for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or five percent stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.
If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our general counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by our audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If the general counsel determines that advance review and approval is not practicable, then the audit committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the audit committee to review and, if deemed appropriate, approve proposed related person transactions that arise between audit committee meetings, subject to ratification by the audit committee at its next meeting. Any related person transactions previously approved by the audit committee or otherwise already existing that are ongoing in nature in nature will be reviewed annually, or more frequently if the audit committee determines such review to be necessary.
The audit committee will review all relevant information available to it about the related person transaction and may approve or ratify it only if the audit committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, Ameresco's best interests. The audit committee may impose any conditions on the related person transaction that it deems appropriate.
The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by our compensation committee in the manner specified in its charter.
MISCELLANEOUS
Stockholder Proposals
Stockholder proposals, including information about a proposed director candidate, submitted pursuant to Exchange Act Rule 14a-8 and intended to be presented at our 2012 annual meeting of stockholders must be received by our Secretary no later than January 3, 2012 to be eligible for inclusion in our proxy statement and form of proxy relating to that meeting.
A stockholder proposal, including a proposed director, not included in our proxy statement for the 2012 annual meeting of stockholders will be ineligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to our Secretary at our principal executive offices and otherwise complies with the provisions of our bylaws. To be timely, our bylaws provide that we must have received the stockholder's notice not less than 90 days and not more than 120 days in advance of the first anniversary of the date this proxy statement was released to our stockholders in connection with our 2011 Annual Meeting. However, if the date of the 2012 annual meeting of stockholders is more than 30 days before or more than 60 days after the first anniversary of our 2011 Annual Meeting, we must receive the stockholder's notice not earlier than the close of business on the 120th day before the 2012 annual meeting of stockholders and not later than the close of business on the later of (1) the 90th day before the 2012 annual meeting of stockholders and (2) the 10th day following the day on which public announcement of the date of the 2012 annual meeting of stockholders is first made.
All stockholder proposals for our 2012 annual meeting of stockholders should be sent to the Secretary, Ameresco, Inc., 111 Speen Street, Suite 410, Framingham, Massachusetts 01701.
Other Stockholder Communications
Generally, stockholders who have questions or concerns should contact our Investor Relations department at (508) 598-3044. However, stockholders who wish to communicate directly with our board of directors, or any individual director, should direct questions in writing to the Secretary, Ameresco, Inc., 111 Speen Street, Suite 410, Framingham, Massachusetts 01701. See “Corporate Governance - Communicating with our Board of Directors” for more information about communicating with our board of directors.
Incorporation by Reference
Notwithstanding anything to the contrary set forth in any of our previous filings under the securities laws that might incorporate future filings, including this proxy statement, in whole or in part, the Compensation Committee Report, the contents of www.ameresco.com, including the charters of the committees of our board of directors, corporate governance guidelines, Audit Committee Report and code of business conduct and ethics, included or referenced in this proxy statement shall not be incorporated by reference into any such filings.
Householding of Annual Meeting Materials
Some banks, brokers and other intermediary record holders may participate in the practice of householding proxy statements and annual reports. This means that, unless you have instructed otherwise, only one copy of our proxy statement and annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either of these documents without charge to you if you write or call Investor Relations, Ameresco, Inc., 111 Speen Street, Suite 410, Framingham, Massachusetts 01701 (508) 598-3044. If you want to receive separate copies of our proxy statement or annual report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other intermediary record holder.

AMERESCO, INC.

Annual Meeting of Stockholders

May 26, 2011 10:00 a.m.

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING:
The proxy statement and annual report to stockholders
are available at https://materials.proxyvote.com/02361E

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20330304000000000000 5 052611

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES" FOR DIRECTOR IN PROPOSAL 1, "FOR" PROPOSALS 2 AND 3 AND "3 YEARS" FOR PROPOSAL 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of the following nominees for class I directors for a term of three years:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
○ David J. Anderson
○ William M. Bulger
○ Frank V. Wisneski

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. Ratification of the appointment of McGladrey & Pullen, LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2011.	☐	☐	☐
3. Advisory vote on the approval of the compensation of the named executive officers.	☐	☐	☐

	1 year	2 years	3 years	ABSTAIN
4. Advisory vote on approval of the frequency of a shareholder vote to approve the compensation of the named executive officers.	☐	☐	☐	☐

The undersigned acknowledges receipt from the Company before the execution of this proxy of the Notice of Annual Meeting of Stockholders, a Proxy Statement for the Annual Meeting of Stockholders and the 2010 Annual Report to Stockholders.

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

AMERESCO, INC.

This proxy is solicited by the Board of Directors

The undersigned, revoking all prior proxies, hereby appoints George P. Sakellaris, Andrew B. Spence and David J. Corrsin, and each of them acting singly, as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all shares of capital stock of Ameresco, Inc. that the undersigned is/are entitled to vote at the Annual Meeting of Stockholders to be held on May 26, 2011, or any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

In their discretion, the proxies named above are authorized to vote on such other business as may properly come before the meeting.

(Continued and to be signed on the reverse side)

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